Exhibit 99.1

City Office REIT Reports Third Quarter 2015 Results

VANCOUVER—November 6, 2015—City Office REIT, Inc. (NYSE: CIO) (the “Company” or “City Office”), today announced its results for the quarter ended September 30, 2015.

Third Quarter Highlights

•	Achieved Core Funds From Operations (“Core FFO”) of $5.1 million, or $0.33 per fully diluted share;

•	Reported Adjusted Funds From Operations (“AFFO”) of $4.2 million, or $0.26 per fully diluted share;

•	Increased in-place and committed occupancy from 95.2% to 95.4% representing the sixth consecutive quarter of increases;

•	Executed approximately 95,000 square feet of new and renewal leases during the quarter, including leases which will commence subsequent to quarter end;

•	Completed the previously announced 190 Office Center (previously called “Granite 190”) and Intellicenter acquisitions in Dallas, Texas and Tampa, Florida for a combined purchase price of $101 million; and

•	Subsequent to the end of the third quarter, entered into definitive agreements to internalize its’ management effective February 1, 2016.

“City Office executed well against a number of our key priorities during the third quarter,” commented James Farrar, City Office’s Chief Executive Officer. “We closed on $101 million of acquisitions, continued with our strong leasing momentum and achieved solid results with $0.33 of Core FFO per share and $0.26 of AFFO per share. This is a testament to the quality of execution by our team and the impressive leasing fundamentals in our target markets. Furthermore, as announced in our press release on November 2nd, we have made the decision to become an internally managed company on February 1, 2016. This decision positions us to secure a committed and aligned management team, realize economies of scale as we grow and expand our potential investor universe.”

Financial Results for the Third Quarter 2015

Core FFO was $5.1 million or $0.33 per fully diluted share. AFFO was $4.2 million, or $0.26 per fully diluted share. Net loss attributable to the Company for the three months ended September 30, 2015 was $2.5 million, or ($0.20) per share.

A reconciliation of Core FFO, AFFO and NOI to GAAP net income can be found at the end of this release.

Portfolio Operations

The Company reported that its total portfolio as of September 30, 2015 contained 3.3 million net rentable square feet and was 95.4% occupied, including recently signed leases not commenced at the end of the third quarter. Excluding the impact of acquisitions that occurred during the quarter, this represents approximately a 20 basis point increase compared to the end of the prior quarter. City Office’s net operating income (“NOI”) was $9.1 million on a GAAP basis and $8.4 million on a cash basis during the third quarter of 2015. NOI included limited results from both 190 Office Center and Intellicenter, which were both acquired on September 3, 2015.

Leasing Activity

During the third quarter of 2015, the Company commenced three new leases for 5,000 square feet and seven renewals for 14,000 square feet. Early renewals signed in the third quarter totalled 15,000 square feet, taking the total leasing activity in the quarter to 34,000 square feet.

New Leasing – During the third quarter of 2015, the Company signed 61,000 square feet of new leases with a weighted average lease term of 7.0 years at an average rent per square foot of $22.75 and at an average cost of $2.45 per square foot per year. The new leasing includes 33,424 square feet leased to Kaiser Foundation Health Plan, Inc., at the Company’s Amberglen property. This ten year lease will commence on April 1, 2016 for the 2430 building where a known vacate will occur on December 31, 2015.

Renewal Leasing – The Company signed 15,000 square feet of renewal leases at an average rent per square foot of $26.28 and at an average cost of $1.63 per square foot per year.

Investment Activity

The Company completed the acquisition of the 190 Office Center, a 302,829 square foot Class A multi-tenant property in Dallas, Texas for $54.4 million, or $179 per square foot. 190 Office Center is a two building property constructed in 2001 and 2008 that is 98% leased to a variety of strong credit tenants. It is well located in the growing Richardson/Plano submarket of Dallas with frontage on the President George Bush Turnpike. The property has quality amenities including nine foot clear ceiling heights, excellent window lines, one of the highest parking ratios in the submarket and large efficient 50,000 square foot floorplates that are well suited to the market’s corporate tenant base. The acquisition is anticipated to generate an initial full-year cash net operating income yield of approximately 7.5% based on the purchase price, inclusive of free rent credits funded by the seller at closing. The acquisition was financed with a $41.3 million mortgage that has been fixed at a 4.79% interest rate for 10 years.

The Company completed the acquisition of Intellicenter, a 203,509 square foot Class A multi-tenant property in Tampa, Florida for $44.6 million, or $219 per square foot. Intellicenter is a four story office building constructed in 2008 that is 100% leased to a variety of strong credit tenants. The property is well located on the I-75 Corridor submarket in the Tampa Telecom Park and is in close proximity to the University of South Florida. Intellicenter caters to large corporate tenants that require efficient floorplates and a premium quality office environment. The building offers impressive features such as nine foot ceiling heights, raised access flooring with underfloor air distribution and a desirable 5.6 per 1,000 square foot parking ratio. The acquisition is anticipated to generate an initial full-year cash net operating income yield of approximately 7.3%. In addition, as part of the transaction the Company has also purchased an adjacent 14.1 acre development site for $2.0 million. The combined purchase price of Intellicenter and the land is $46.6 million, and is anticipated to generate a combined initial full-year cash net operating income yield of 7.0%. The acquisition was financed with a $33.6 million mortgage that has been fixed at a 4.65% interest rate for 10 years and a $14.0 million one year floating rate term loan with KeyBank.

Management Internalization

On November 2, 2015, the Company announced that it has entered into definitive agreements to internalize its management effective February 1, 2016. The Company believes that internalization will allow City Office to realize economies of scale and enhance its earnings potential as it grows. The transaction, which was negotiated and approved by a committee of independent directors, provides for the Company to acquire its current external advisor and directly employ the advisor’s existing management team and other employees. The independent directors of the Company believe that the effective termination of the external advisory relationship and internalization of management will reduce expenses as the Company grows and further align the interests of management, the Board of Directors and shareholders.

Key Aspects of the Internalization:

•	Continuity of Management Team – The management team of the Company’s external advisor, including the Company’s current executive officers, will become employees of City Office. The Company will enter into employment agreements with each of its Chief Executive Officer, its President and its Chief Financial Officer providing a seamless transition and clarity as to future senior leadership.

•	Favorable Internalization Economics – In connection with the internalization, City Office will enter into an administrative services agreement to provide certain affiliates of the external advisor administrative services and support and will receive an aggregate of $3.25 million for such services over the three years following closing of the internalization. In addition, the agreements provide for the immediate elimination of the 1.0% acquisition fee payable by the Company to the advisor under the advisory agreement.

•	Economies of Scale and Accretion – Through the immediate elimination of the acquisition fee and the elimination of the base management fee effective February 1, 2016, the transaction permits economies of scale as the Company’s equity capital grows. Excluding the one-time costs associated with the internalization, the Company expects the transaction to be accretive to FFO, and as the Company grows, accretive to both Core FFO and AFFO.

•	Alignment of Interests – The internal management structure creates a stronger alignment of interests among management, the Board of Directors and shareholders. It also empowers the Board of Directors and the internal management team with full strategic and operational control. The Company also believes an internal management structure is preferred by the investment community over an external management structure allowing for greater diversity in its shareholder base.

The Company’s current Advisory Agreement, amended to provide for elimination of the acquisition fee payable, remains in effect until February 1, 2016. Effective February 1, 2016, City Office will acquire the external advisor (City Office Real Estate Management Inc.), in exchange for an aggregate of 297,321 shares of City Office common stock. This was determined based on a $3.5 million purchase price and using the 10 day volume weighted average stock price of approximately $11.77 at October 30, 2015. City Office will also pay up to an additional $3.5 million of cash if, but only if, the Company achieves the following fully diluted market capitalization thresholds prior to December 31, 2016: $1.0 million upon achieving a $200 million fully diluted market capitalization, an additional $1.0 million upon achieving a $225 million fully diluted market capitalization and an additional $1.5 million upon achieving a $250 million fully diluted market capitalization.

Capital Structure

As of September 30, 2015, the Company had total outstanding debt of approximately $344.9 million. 81.4% of the Company’s outstanding debt was fixed rate, with a weighted average maturity of 6.1 years.

Dividend

On September 15, 2015, the Company’s board of directors declared a cash dividend of $0.235 per share for the three months ended September 30, 2015. The dividend was paid on October 19, 2015 to stockholders and common unitholders of record on October 5, 2015.

Webcast and Conference Call Details

City Office’s management will hold a conference call at 11:00 am Eastern Time on November 6, 2015.

The webcast will be available under the “Investor Relations” section of the Company’s website at www.cityofficereit.com. The conference call can be accessed by dialing 1-866-262-0919 for domestic callers and 1-412-902-4106 for international callers.

A replay of the call will be available later in the day on November 6, 2015, continuing through 11:59pm Eastern Time on February 6, 2016 and can be accessed by dialing 1-877-344-7529 for domestic callers and 1-412-317-0088 for international callers. The passcode for the replay is 10074251. A replay will also be available for twelve months following the call at “Webcasts & Events” in the “Investor Relations” section of the company’s website.

A supplemental financial package to accompany the discussion of the results will be posted on www.cityofficereit.com under the “Investor Relations” section.

Non-GAAP Financial Measures

FFO, Core FFO, AFFO and NOI are supplemental non-GAAP financial measures.

Funds from Operations (“FFO”) – The National Association of Real Estate Investment Trusts (“NAREIT”) states FFO should represent net income or loss (computed in accordance with GAAP) plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments of unconsolidated partnerships and joint ventures, gains or losses on the sale of property and impairments to real estate.

The Company uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the Company’s operational performance. We also believe that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the Company’s operating performance with that of other REITs.

However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the Company’s properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the Company’s properties, all of which have real economic effects and could materially impact the Company’s results from operations, the utility of FFO as a measure of the Company’s performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the Company does, and, accordingly, the Company’s FFO may not be comparable to such other REITs’ FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the Company’s performance.

Core Funds from Operations (“Core FFO”) – We calculate Core FFO by using FFO as defined by NAREIT and adjusting for certain other non-core items. We also exclude from our Core FFO calculation acquisition costs, loss on early extinguishment of debt, changes in the fair value of the earn-out and the amortization of stock based compensation.

Adjusted Funds From Operations (“AFFO”) – We compute AFFO by adding to Core FFO the non-cash amortization of deferred financing fees, and non-real estate depreciation, and then subtracting cash paid for recurring tenant improvements, leasing commissions, and capital expenditures, and eliminating the net effect of straight-line rents, deferred market rent and debt fair value amortization. Recurring capital expenditures exclude development / redevelopment activities, capital expenditures planned at acquisition and costs to reposition a property. We exclude first generation leasing costs within the first two years of our initial public offering or acquisition, which are generally to fill vacant space in properties we acquire or were planned at acquisition. We have further excluded all costs associated with tenant improvements, leasing commissions and capital expenditures which were funded by the entity contributing the properties at closing.

Forward-looking Statements

This press release contains “forward looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. All statements that are not statements of historical facts are, or may be deemed to be, forward looking statements. These factors include, but are not limited to, the Company’s ability to source and acquire properties on attractive terms, or at all; the Company’s expectations and forecasts of future leasing activity at its current and future properties, and the Company’s ability to accurately model the income yield, capitalization rate, and other financial metrics used to evaluate its properties. These and other material risks are described in the Company’s Annual Report on 10-K for the year ended December 31, 2014 and any other documents filed by the Company from time to time, which are available from the Company and from the SEC, and you should read and understand these risks when evaluating any forward-looking statement. The Company does not have any obligation to publicly update any forward looking statements to reflect subsequent events or circumstances.

City Office REIT, Inc. and Predecessor

Condensed Consolidated and Combined Balance Sheets

(Unaudited)

(In thousands, except par value and share data)

	September 30, 2015	December 31, 2014
Assets
Real estate properties, cost
Land	$90,205	$66,204
Buildings and improvements	254,934	132,964
Tenant improvement	34,509	27,773
Furniture, fixtures and equipment	198	198

	379,846	227,139
Accumulated depreciation	(23,304)	(15,311)

	356,542	211,828

Cash and cash equivalents	10,516	34,862
Restricted cash	17,420	11,093
Rents receivable, net	12,676	7,981
Deferred financing costs, net of accumulated amortization	3,585	2,901
Deferred leasing costs, net of accumulated amortization	4,936	2,618
Acquired lease intangibles assets, net	44,245	29,391
Prepaid expenses and other assets	1,396	832

Total Assets	$451,316	$301,506

Liabilities and Equity
Liabilities:
Debt	$344,946	$189,940
Accounts payable and accrued liabilities	10,615	4,080
Deferred rent	3,147	2,212
Tenant rent deposits	2,184	1,862
Acquired lease intangibles liability, net	2,534	606
Dividend distributions payable	3,663	3,571
Earn-out liability	5,437	8,000

Total Liabilities	372,526	210,271

Commitments and Contingencies Equity:
Common stock, $0.01 par value, 100,000,000 shares authorized, 12,517,777 shares issued and outstanding	125	123
Additional paid-in capital	94,814	91,308
Accumulated deficit	(25,104)	(11,320)

Total Stockholders’ Equity	69,835	80,111
Operating Partnership unitholders’ non-controlling interests	9,648	11,878
Non-controlling interests in properties	(693)	(754)

Total Equity	78,790	91,235

Total Liabilities and Equity	$451,316	$301,506

City Office REIT, Inc. and Predecessor

Condensed Consolidated and Combined Statements of Operations

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
Rental income	$12,601	$9,037	$32,838	$23,988
Expense reimbursement	1,701	844	3,737	1,796
Other	313	118	934	590

Total Revenues	14,615	9,999	37,509	26,374

Operating Expenses:
Property operating expenses	5,521	3,929	13,764	10,190
Acquisition costs	1,802	401	2,893	1,551
Stock based compensation	487	382	1,403	667
General and administrative	411	407	1,313	821
Base management fee	322	226	981	411
External advisor acquisition	174	—	174	—
Depreciation and amortization	5,888	4,058	14,788	10,634

Total Operating Expenses	14,605	9,403	35,316	24,274

Operating income	10	596	2,193	2,100
Interest Expense:
Contractual interest expense	(2,798)	(1,867)	(6,910)	(5,821)
Amortization of deferred financing costs	(196)	(160)	(550)	(1,289)
Loss on early extinguishment of Predecessor debt	—	—	—	(1,655)

	(2,994)	(2,027)	(7,460)	(8,765)
Change in fair value of earn-out	—	(943)	(600)	(1,048)
Gain on equity investment	—	—	—	4,475

Net loss	(2,984)	(2,374)	(5,867)	(3,238)
Less:
Net (income)/loss attributable to noncontrolling interests in properties	(116)	(87)	(371)	(8)
Net loss/(income) attributable to Predecessor	—	—	—	(1,973)
Net loss attributable to Operating Partnership unitholders’ noncontrolling interests	601	694	1,199	1,508

Net loss attributable to stockholders	$(2,499)	$(1,767)	$(5,039)	$(3,711)

Net loss per share:
Basic and diluted	$(0.20)	$(0.22)	$(0.41)	$(0.46)

Weighted average common shares outstanding:
Basic and diluted	$12,473	$8,193	$12,373	$8,134

Dividends/distributions declared per common share and unit	$0.235	$0.235	$0.705	$0.418

City Office REIT, Inc.

Reconciliation of Net Operating Income

(Unaudited)

(In thousands)

Three Months Ended Sept 30, 2015
Net loss	$(2,984)
Adjustments to net loss:
General and administrative	411
Contractual interest expense	2,798
Amortization of deferred financing costs	196
Depreciation and amortization	5,888
Acquisition costs	1,802
Stock based compensation	487
Base management fee	322
External advisor acquisition	174

Net Operating Income (“NOI”)	$9,094
Net straight line rent adjustment	(760)
Net amortization of above and below market leases	72

Portfolio Adjusted Cash NOI	$8,406
Non-controlling interests in properties – share in cash NOI	(305)

Adjusted Cash NOI (CIO share)	$8,101

City Office REIT, Inc.

Reconciliation of Net Income (Loss) to Funds from Operations (“FFO”) Core FFO and Adjusted FFO

(Unaudited)

(In thousands, except share and per share data)

Three Months Ended Sept 30, 2015
Net loss attributable to stockholders	$(2,499)
(+) Depreciation and amortization	5,888
(-) Operating Partnership unitholders’ noncontrolling interest	(601)

2,788
Non-controlling interests in properties:
(-) Share of net loss	116
(-) Share of FFO	(221)

Funds from Operations (“FFO”)	$2,683

(+) Acquisition costs	1,802
(+) Stock based compensation	487
(+) Change in fair value of earn-out	—
(+) External advisor acquisition	174

Core FFO	$5,146

(-) Net straight line rent adjustment	(760)
(+) Net amortization of above and below market leases	72
(+) Net amortization of deferred financing costs	191
(-) Net recurring tenant improvement	(53)
(-) Net recurring leasing commissions	(92)
(-) Net recurring capital expenditures	(347)

Adjusted Funds from Operations (“AFFO”)	$4,157

Core FFO per share and common unit	$0.33

AFFO per share and common unit	$0.26

Dividends per share and common unit	$0.235
Core FFO Payout Ratio	72%
AFFO Payout Ratio	89%
Weighted average common stock and common units outstanding	15,809,435

Contact

City Office REIT, Inc.

Anthony Maretic, CFO

+1-604-806-3366

investorrelations@cityofficereit.com